EXHIBIT 99.1

PC Mall, Inc. (ticker: MALL, exchange: NASDAQ) News Release - 3/31/2005

PC Mall Announces Share Distribution Ratio in eCOST.com Spin-Off

TORRANCE, Calif., March 31, 2005 (BUSINESS WIRE) — PC Mall, Inc. (NASDAQ: MALL) today announced that in connection with the spin-off of its eCOST.com, Inc. (NASDAQ: ECST) subsidiary, PC Mall stockholders of record as of 5:00 p.m. Eastern time on March 28, 2005 will receive approximately 1.2071 shares of eCOST.com common stock as a dividend on each share of PC Mall common stock outstanding as of the record date. Following the planned distribution, which will be payable on April 11, 2005, eCOST.com will no longer be a subsidiary of PC Mall.

No fractional shares will be delivered to record holders as part of the distribution. Instead, fractional shares will be aggregated and sold by an independent agent on behalf of all affected stockholders of record, and the net proceeds of the sale of fractional shares will be distributed on a pro rata basis to record stockholders who would otherwise be entitled to fractional shares.

An information statement and an accompanying Q&A summary providing information regarding the spin-off will be mailed to PC Mall stockholders in connection with the distribution. The information statement and Q&A summary will also be made available on the Investor Relations section of the PC Mall website (www.pcmall.com). The information statement and accompanying Q&A summary contain information about, among other things, the ratio used to compute the number of shares of eCOST.com common stock to be distributed to PC Mall stockholders for each share of PC Mall common stock held as of the record date, how fractional shares will be treated, and the expected tax consequences of the distribution.

About PC Mall, Inc.

PC Mall, through its subsidiaries, is a rapid response supplier of technology solutions for business, government and educational institutions as well as consumers. More than 100,000 different products from companies such as HP, Microsoft, Apple and IBM are marketed to business customers using relationship based Outbound Direct Marketing, catalogs and the Internet (www.pcmall.com , http://www.macmall.com, http://www.pcmallgov.com). Customer orders are rapidly filled by PC Mall’s distribution center strategically located near FedEx’s main hub or by PC Mall’s extensive network of distributors, one of the largest networks in the industry.

About eCOST.com, Inc.

eCOST.com is a leading multi-category online discount retailer of high quality new, “close-out” and refurbished brand-name merchandise for consumers and small business buyers. eCOST.com markets over 100,000 different products from leading manufacturers such as Apple, Canon, Citizen, Denon, HP, IBM, JVC, Nikon, Onkyo, Seiko, Sony, and Toshiba primarily over the Internet (www.ecost.com) and through direct marketing.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the statements regarding the Company’s expectations, hopes or intentions regarding the future, including but not limited to statements regarding the timing and completion of the distribution and the treatment of fractional shares in the distribution. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: failure of the necessary conditions of the distribution to be satisfied, changes in market conditions or the occurrence of events or developments that prevent or delay the completion of the distribution. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in eCOST.com’s registration statement on Form S-1 (No. 333-115199), filed with the Securities and Exchange Commission, and in the other periodic reports filed by PC Mall and eCOST.com from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available as of the date hereof, and neither PC Mall nor eCOST.com assumes any obligation to update any forward-looking statement.

SOURCE: PC Mall, Inc.

PC Mall, Inc. Frank Khulusi or Ted Sanders, (310) 354-5600